
                                                                     EXHIBIT 5.4

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
                                      STRADLING YOCCA CARLSON & RAUTH


   SANTA BARBARA OFFICE                  A PROFESSIONAL CORPORATION               SAN FRANCISCO OFFICE
    302 OLIVE STREET                         ATTORNEYS AT LAW                44 MONTGOMERY STREET, SUITE 4200
SANTA BARBARA, CALIFORNIA 93101     660 NEWPORT CENTER DRIVE, SUITE 1600      SAN FRANCISCO, CALIFORNIA 94104
  TELEPHONE (805) 564-0065             NEWPORT BEACH, CA  92660-6422             TELEPHONE (415) 283-2240
 FACSIMILE (805) 564-1044                 TELEPHONE (949) 725-4000               FACSIMILE (415) 283-2255
                                          FACSIMILE (949) 725-4100






                                February 13, 2003


MedQuest, Inc.
2400 North Point Parkway
Alpharetta, Georgia  30022

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, New York 10112


         Re:    REGISTRATION OF SECURITIES OF MEDQUEST, INC.
                --------------------------------------------

Ladies and Gentlemen:

      Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-101399) of MedQuest, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $180,000,000 principal amount of the Company's 11 7/8% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), which New Notes will be guaranteed (the "Guarantee") by, among others, Grove Diagnostic Imaging Center, Inc., a California corporation (the "California Guarantor"), for a like principal amount of the Company's outstanding 11 7/8% Senior Subordinated Notes due 2012 (the "Old Notes"), which Old Notes have also been guaranteed by the California Guarantor.

      In connection with the preparation of this opinion, we have also examined the Indenture dated as of August 15, 2002, as supplemented (the "Indenture"), among the Company, MQ Associates, Inc., as guarantor, the Subsidiary Guarantors parties thereto and Wachovia Bank, National Association, as Trustee. The Indenture and the Guarantee shall hereinafter from time to time be referred to collectively as the "Exchange Note Documents."

      In addition, we have examined such other documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed that there are no other documents or agreements between the Company and the California Guarantor which would expand or otherwise modify the respective rights and obligations of the Company and California Guarantor as set forth in the Exchange Note Documents and the documents required or contemplated thereby.

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February 13, 2003
Page Two


      We have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures. We have also assumed that, with respect to all parties to agreements or instruments relevant hereto (other than the California Guarantor), such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties, and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

      Based upon the foregoing, and subject to the additional assumptions, exceptions, qualifications and limitations set forth below, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantee of the California Guarantor will be the legally valid and binding obligation of the California Guarantor, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

      We call your attention to the fact that the Exchange Note Documents state that they are governed by New York law and that we are not rendering any opinion with respect to New York law. We have not examined the question of what law would govern the interpretation or enforcement of the Exchange Note Documents and our opinion is based on the assumption that the internal laws of the State of California would govern the provisions of the Exchange Note Documents and the transactions contemplated thereby.

      We express no opinion with respect to:

      (a) the unenforceability under certain circumstances of provisions to the effect that failure to exercise or delay in exercising any right or remedy will not operate as a waiver of that right or remedy;

      (b) the effect of California Civil Code Section 1670.5 which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds as a matter of law to have been unconscionable at the time it was made;

      (c) the effect of Sections 2787 through 2855 of the California Civil Code which provide protections for and limitations on the obligations of a guarantor such as, but not limited to, limitations that provide (i) in certain circumstances that a notice be given to the guarantor of any default by the debtor or obligor which may result in liability to the guarantor; (ii) that the obligations of a guarantor cannot be greater in amount or more burdensome than that of the obligor; (iii) that the guarantor will have the same defenses to liability as the obligor, other than defenses arising from the personal disability of the obligor; (iv) that a guarantor will be exonerated from liability, by any act of the creditor taken without the guarantor's consent, which alters the original obligations of the obligor

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February 13, 2003
Page Three


or impairs or suspends any remedies or rights of the creditor against the obligor or security for the guaranteed obligation; (v) that the creditor's acceptance of anything in partial satisfaction of the guaranteed obligation also reduces the obligation of the guarantor to the same extent; and (vi) that a guarantor may require the creditor to proceed against the obligor or security held by the creditor or to pursue other remedies within the power of the creditor which cannot be pursued by the guarantor before proceeding against the guarantor;

      (d) the effect of Section 1698 of the California Civil Code which provides in part that provisions of any instrument or agreement may only be waived in writing will not be enforced to the extent that an oral agreement has been executed modifying provisions of such instrument or agreement;

      (e) the enforceability of the choice of law provisions of the Exchange Note Documents; and

      (f) the effect of the Trust Indenture Act upon the legality, validity, binding effect or enforceability of any Exchange Note Documents.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.



                                      Very truly yours,

                                      STRADLING YOCCA CARLSON & RAUTH

                                      /s/ STRADLING YOCCA CARLSON & RAUTH